UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2010

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2010, CoreLogic, Inc. (the “Company”) and STG-Fairway Holdings, LLC (the “Purchaser”), which is owned by affiliates of Symphony Technology Group, entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company will sell its (i) employment and investment background screening services, including criminal records research and reporting, employment verification services, fingerprinting, drug testing and investigative services, (ii) human resources outsourcing services, (iii) tax credit consulting solutions, and (iv) litigation support services, including ediscovery, document hosting and review and legal process outsourcing (the “Business”) to Purchaser. The Company has also agreed to provide certain transition services to the Purchaser for up to one year following the closing.

The purchase price for the Business is $265 million in cash, subject to adjustment if the closing working capital does not exceed the threshold provided in the Purchase Agreement.

The closing of the transactions contemplated by the Purchase Agreement is subject to various customary conditions, including, without limitation, the absence of injunctions, judgments or other legal impediment seeking to prohibit the closing and the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the transactions contemplated by the Purchase Agreement is not subject to a financing condition.

The Company and Purchaser have made customary representations, warranties and covenants in the Purchase Agreement. The representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement or contained in confidential disclosure schedules. Those disclosure schedules contain information that modify, qualify or create exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, those representations and warranties (i) are solely for the benefit of Company and Purchaser, (ii) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (iii) may be subject to a contractual standard of materiality different from that generally applicable to stockholders, or (iv) may have been used for the purpose of allocating risk between the parties to the Purchase Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon by investors as statements of factual information or otherwise.

The Purchase Agreement also contains customary indemnification obligations and termination rights under certain circumstances.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 and incorporated by reference herein. On December 23, 2010, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is attached as Exhibit 99.1.

Item 2.06	Material Impairments

The Company recorded a goodwill impairment charge of $174 million for the three and nine month period ended September 30, 2010 related to the employer services and legal services reporting units, based on information available to the Company at that time regarding a potential sale of the Business, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. In connection with the entry into the Purchase Agreement described in Item 1.01 above, the Company expects to record an additional impairment charge related to the Business. Such impairment charge is expected to be recorded in the fourth quarter 2010. At this time, the Company is unable to determine an estimate with respect to the impairment charge. The Company will file an amendment to this report within four business days after it has determined such an estimate.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

2.1	Purchase Agreement between CoreLogic, Inc. and STG-Fairway Holdings, LLC, dated as of December 22, 2010.

99.1	Press Release dated December 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: December 29, 2010	By:	/S/ STERGIOS THEOLOGIDES
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary